The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2021

Citigroup Global Markets Holdings Inc.	October----, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; and (ii) your actual yield may be negative because, at maturity, you may receive significantly less than the stated principal amount of your securities and possibly nothing. Each of these risks will depend solely on the performance of the worst performing of the underlyings specified below.

▪	We have the right to call the securities for mandatory redemption on any contingent coupon payment date (other than the maturity date), as specified below.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:
Underlying	Initial underlying value*	Coupon barrier value**	Final barrier value**
S&P 500® Index
EURO STOXX 50® Index
iShares® MSCI Emerging Markets ETF	$	$	$
* For each underlying, its closing value on the pricing date ** For each underlying, 75.00% of its initial underlying value

Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	October , 2021 (expected to be October 27, 2021)
Issue date:	November , 2021 (three business days after the pricing date).
Interim valuation dates:	Expected to be February 9, 2022, May 11, 2022 and August 10, 2022, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Final valuation date:	Expected to be November 9, 2022, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur. For the avoidance of doubt, the final valuation date and each interim valuation date is a “valuation date”.
Maturity date:	Unless earlier redeemed, November , 2022 (expected to be November 15, 2022)
Contingent coupon payment dates:	For any interim valuation date, the third business day after such interim valuation date; and for the final valuation date, the maturity date
Contingent coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.0875% of the stated principal amount of the securities if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing value of the worst performing underlying on one or more valuation dates is less than its coupon barrier value and, on a subsequent valuation date, the closing value of the worst performing underlying on that subsequent valuation date is greater than or equal to its coupon barrier value, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the closing value of the worst performing underlying on a valuation date is less than its coupon barrier value and the closing value of the worst performing underlying on each subsequent valuation date up to and including the final valuation date is less than its coupon barrier value, you will not receive the unpaid contingent coupon payments in respect of those valuation dates.
Payment at maturity:

If the securities are not redeemed prior to maturity, you will be entitled to receive at maturity, for each $1,000 stated principal amount security you then hold (in addition to the final contingent coupon payment, if applicable):

▪  If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its final barrier value: $1,000

▪  If the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value:

$1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

If the securities are not redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you will receive less than 75.00% of the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity (including any previously unpaid contingent coupon payments).

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $929.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-09 dated May 11, 2021	Prospectus Supplement and Prospectus each dated May 11, 2021

Underlying Supplement No. 10 dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

KEY TERMS (continued)
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Final underlying value:	For each underlying, its closing value on the final valuation date
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any contingent coupon payment date, excluding the maturity date, upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000.00 plus the related contingent coupon payment, if any (including any previously unpaid contingent coupon payments).
CUSIP / ISIN:	17329UAN1 / US17329UAN19

October 2021	PS-2

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date or the securities are redeemed as well as your payment at maturity. These events, including market disruption events and other events affecting the underlyings, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of an underlying on any date is (i) in the case of an underlying that is an underlying index, its closing level on such date and (ii) in the case of an underlying that is an underlying ETF, the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of an underlying ETF are its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

October 2021	PS-3

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Hypothetical Examples

The table below illustrates various hypothetical payments on the securities at maturity for a range of hypothetical final underlying values of the worst performing underlying on the final valuation date, assuming the securities are not redeemed. The outcomes illustrated in the table are not exhaustive, and the actual payment at maturity you receive on the securities may differ from any example illustrated below.

The table and examples that follow are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial underlying values, coupon barrier values or final barrier values. The actual initial underlying value, coupon barrier value and final barrier value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value, coupon barrier value and final barrier value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical coupon barrier value	Hypothetical final barrier value
S&P 500® Index	100.00	75.00 (75.00% of its hypothetical initial underlying value)	75.00 (75.00% of its hypothetical initial underlying value)
EURO STOXX 50® Index	100.00	75.00 (75.00% of its hypothetical initial underlying value)	75.00 (75.00% of its hypothetical initial underlying value)
iShares® MSCI Emerging Markets ETF	$100.00	$75.00 (75.00% of its hypothetical initial underlying value)	$75.00 (75.00% of its hypothetical initial underlying value)

For ease of analysis, figures in the table and examples below have been rounded.

Maturity Date
Hypothetical Final Underlying Value of Worst Performing Underlying with respect to Final Valuation Date	Hypothetical percentage change from initial underlying value to final underlying value	Hypothetical cash amount you receive at maturity per security(1)
150.00	50.00%	$1,020.875
140.00	40.00%	$1,020.875
130.00	30.00%	$1,020.875
120.00	20.00%	$1,020.875
110.00	10.00%	$1,020.875
100.00	0.00%	$1,020.875
90.00	-10.00%	$1,020.875
80.00	-20.00%	$1,020.875
75.00	-25.00%	$1,020.875
74.99	-25.01%	$749.90
70.00	-30.00%	$700.00
60.00	-40.00%	$600.00
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00
(1)	You will receive a contingent coupon payment at maturity if, and only if, the closing value of the worst performing underlying on the final valuation date is greater than or equal to its coupon barrier value. For purposes of this table, it is assumed that there are no previously unpaid contingent coupon payments.

October 2021	PS-4

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Hypothetical Examples of Contingent Coupon Payments Following a Valuation Date

The three hypothetical examples below illustrate how to determine whether a contingent coupon will be paid following a hypothetical valuation date, assuming that the closing values of the underlyings on the hypothetical valuation date are as indicated below.

	Hypothetical closing value of the S&P 500® Index on hypothetical valuation date	Hypothetical closing value of the EURO STOXX 50® Index on hypothetical valuation date	Hypothetical closing value of the iShares® MSCI Emerging Markets ETF on hypothetical valuation date	Hypothetical payment per $1,000.00 security on related contingent coupon payment date
Example 1 Hypothetical Valuation Date #1	120 (underlying return = (120 - 100) / 100 = 20%)	95 (underlying return = (95 - 100) / 100 = -5%)	$110 (underlying return = ($110 - $100) / $100 = 10%)	$20.875 (contingent coupon is paid)
Example 2 Hypothetical Valuation Date #2	45 (underlying return = (45 - 100) / 100 = -55%)	120 (underlying return = (120 - 100) / 100 = 20%)	$150 (underlying return = ($150 - $100) / $100 = 50%)	$0.00 (no contingent coupon)
Example 3 Hypothetical Valuation Date #3	140 (underlying return = (140 - 100) / 100 = 40%)	115 (underlying return = (115 - 100) / 100 = 15%)	$110 (underlying return = ($110 - $100) / $100 = 10%)	$41.75 (contingent coupon plus the previously unpaid contingent coupon is paid)

Example 1: On hypothetical valuation date #1, the EURO STOXX 50® Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is greater than its coupon barrier value. As a result, investors in the securities would receive the contingent coupon payment on the related contingent coupon payment date.

Example 2: On hypothetical valuation date #2, the S&P 500® Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is less than its coupon barrier value. As a result, investors would not receive any payment on the related contingent coupon payment date.

Investors in the securities will not receive a contingent coupon on the contingent coupon payment date following a valuation date if the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. Whether a contingent coupon is paid following a valuation date depends solely on the closing value of the worst performing underlying on that valuation date.

Example 3: On hypothetical valuation date #3, the iShares® MSCI Emerging Markets ETF has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is greater than its coupon barrier value. As a result, investors in the securities would receive the contingent coupon payment on the related contingent coupon payment date plus any previously unpaid contingent coupon payments. Because no contingent coupon payment was received in connection with hypothetical valuation date #2, investors in the securities would also receive the previously unpaid contingent coupon payment on the related contingent coupon payment date.

October 2021	PS-5

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Hypothetical Examples of the Payment at Maturity on the Securities

The next two hypothetical examples illustrate the calculation of the payment at maturity on the securities, assuming that the securities have not been earlier redeemed and that the final underlying values of the underlyings are as indicated below.

	Hypothetical final underlying value of the S&P 500® Index	Hypothetical final underlying value of the EURO STOXX 50® Index	Hypothetical final underlying value of the iShares® MSCI Emerging Markets ETF	Hypothetical payment at maturity per $1,000.00 security
Example 4	110 (underlying return = (110 - 100) / 100 = 10%)	120 (underlying return = (120 - 100) / 100 = 20%)	$125 (underlying return = ($125 - $100) / $100 = 25%)	$1,020.875 plus any previously unpaid contingent coupon payments
Example 5	110 (underlying return = (110 - 100) / 100 = 10%)	120 (underlying return = (120 - 100) / 100 = 20%)	$50 (underlying return = ($50 - $100) / $100 = -50%)	$500.00

Example 4: On the final valuation date, the S&P 500® Index has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is greater than its final barrier value and its coupon barrier value. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment due at maturity (assuming no previously unpaid contingent coupon payments), but you would not participate in the appreciation of any of the underlyings.

Example 5: On the final valuation date, the iShares® MSCI Emerging Markets ETF has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 × the underlying return of the worst performing underlying on the final valuation date)

= $1,000.00 + ($1,000.00 × -50.00%)

= $1,000.00 + -$500.00

= $500.00

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you would lose a significant portion of your investment in the securities. In addition, because the final underlying value of the worst performing underlying on the final valuation date is below its coupon barrier value, you would not receive any contingent coupon payment at maturity.

It is possible that the closing value of the worst performing underlying will be less than its coupon barrier value on each valuation date and less than its final barrier value on the final valuation date, such that you will not receive any contingent coupon payments over the term of the securities (including any previously unpaid contingent coupon payments) and will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

October 2021	PS-6

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying on the final valuation date has declined form its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment on any contingent coupon payment date for which the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing value of the worst performing underlying for the related valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on a valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the related contingent coupon payment date. You will only receive a contingent coupon payment that has not been paid on a subsequent contingent coupon payment date if and only if the closing value of the worst performing underlying on the related valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on each valuation date is below its coupon barrier value, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risks that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of, and correlation between, the closing values of the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the closing values of the underlyings as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing value of the worst performing underlying on one or more valuation dates will be less than its coupon barrier value, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the final underlying value of the worst performing underlying on the final valuation date will be less than its final barrier value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to

October 2021	PS-7

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying, but also for all of the other risks of the securities, including the risk that the securities may be redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying.

▪	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments. We may redeem the securities on any contingent coupon payment date (other than the maturity date). In the event that we redeem the securities, you will receive the stated principal amount of your securities and the related contingent coupon payment, if any. Thus, the term of the securities may be limited. If we redeem the securities prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlyings are performing in a manner that would otherwise have been favorable to you. By contrast, if the underlyings are performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to any of underlyings over the term of the securities.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to the volatility in the closing values of the underlyings on or near the valuation dates. Whether the contingent coupon will be paid on any given contingent coupon payment date (and whether any previously unpaid contingent coupon payments will be paid) will depend on the closing values of the underlyings solely on the applicable valuation dates, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. As a holder of the securities, you will not have any ownership interest or rights in the underlying shares, such as voting rights or dividend payments. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. Additionally, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪

The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the

October 2021	PS-8

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the dividend yields on the stocks that constitute the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF are subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the

October 2021	PS-9

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The iShares® MSCI Emerging Markets ETF is subject to risks associated with emerging markets. The stocks included in the iShares® MSCI Emerging Markets ETF have been issued by companies in various foreign emerging markets. Stocks issued by companies in emerging markets may be subject to heightened risks, including risks of relatively unstable governments, nationalization of businesses, restrictions on foreign ownership, prohibitions on the repatriation of assets and less protection of property rights. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially increasing price volatility.

▪	Fluctuations in exchange rates will affect the closing value of the iShares® MSCI Emerging Markets ETF. Because the iShares® MSCI Emerging Markets ETF includes stocks that trade outside the United States and the closing value of the iShares® MSCI Emerging Markets ETF is based on the U.S. dollar value of those stocks, the iShares® MSCI Emerging Markets ETF is subject to currency exchange rate risk with respect to each of the currencies in which such stocks trade. Exchange rate movements may be volatile and may be driven by numerous factors specific to the relevant countries, including the supply of, and the demand for, the applicable currencies, as well as government policy and intervention and macroeconomic factors. Exchange rate movements may also be influenced significantly by speculative trading. In general, if the U.S. dollar strengthens against the currencies in which the stocks included in the iShares® MSCI Emerging Markets ETF trade, the closing value of the iShares® MSCI Emerging Markets ETF will be adversely affected for that reason alone.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The closing value of the EURO STOXX 50® Index is calculated in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the EURO STOXX 50® Index.

▪	Our offering of the securities does not constitute a recommendation of any underlying by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or the placement agents or their affiliates may affect the level of the underlyings in a way that has a negative impact on your interests as a holder of the securities.

▪	The closing values of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlyings or in other financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also take position in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlyings in a way that negatively affects the value of and return on the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of any underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪

In the case of an underlying that is an underlying ETF, even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria

October 2021	PS-10

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, the securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of the underlying would not.

▪	In the case of an underlying that is an underlying ETF, the securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if the underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of the underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, the value and performance of the underlying shares of an underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. In the case of an underlying that is an underlying ETF, the underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	Changes made by the index sponsor, in the case of an underlying that is an index, or by the sponsor of the ETF underlying index may adversely affect the values of the underlyings. We are not affiliated with the index sponsors or the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such sponsor may make to the underlyings or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlyings.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.

October 2021	PS-11

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

October 2021	PS-12

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing value of the S&P 500® Index on October 22, 2021 was 4,544.90.

The graph below shows the closing value of the S&P 500® Index for each day such level was available from January 3, 2011 to October 22, 2021. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Values January 3, 2011 to October 22, 2021

*The red line indicates a coupon barrier value and final barrier value of 3,408.675, equal to 75.00% of the closing value on October 22, 2021.

October 2021	PS-13

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E”.

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The EURO STOXX 50® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the securities and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the EURO STOXX 50® Index on October 22, 2021 was 4,188.81.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 3, 2011 to October 22, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical values of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Values January 3, 2011 to October 22, 2021

*The red line indicates a coupon barrier value and final barrier value of 3,141.608, equal to 75.00% of the closing value on October 22, 2021.

October 2021	PS-14

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® MSCI Emerging Markets ETF trade on the NYSE Arca under the ticker symbol “EEM.”

Please refer to the section “Fund Descriptions— The iShares® ETFs” in the accompanying underlying supplement for additional information.

We have derived all information regarding the iShares® MSCI Emerging Markets ETF from publicly available information and have not independently verified any information regarding the iShares® MSCI Emerging Markets ETF. This pricing supplement relates only to the securities and not to the iShares® MSCI Emerging Markets ETF. We make no representation as to the performance of the iShares® MSCI Emerging Markets ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® MSCI Emerging Markets ETF on October 22, 2020 was $52.04.

The graph below shows the closing value of the iShares® MSCI Emerging Markets ETF for each day such value was available from January 3, 2011 to October 22, 2020. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

iShares® MSCI Emerging Markets ETF – Historical Closing Values January 3, 2011 to October 22, 2020

*The red line indicates a coupon barrier value and final barrier level of $39.030, equal to 75.00% of the closing value on October 22, 2021.

October 2021	PS-15

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

October 2021	PS-16

Citigroup Global Markets Holdings Inc.
Callable Phoenix Securities Based on the Worst Performing of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF Due November , 2022

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if we redeem the securities prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately five months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the five-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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October 2021	PS-17